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                                                                  EXHIBIT (D)(3)

                               Date March 2, 2000

Ms. Kristi Rieger
Sr. Vice President of M&A and General Counsel
Allen Systems Group, Inc.
1333 3rd Avenue South
Naples, FL 34102-9908
U.S.A.

            Re:         Confidentiality Agreement

Dear Kristi:

       In connection with the interest of Allen Systems Group, Inc. (hereafter, "you" or "your") in a potential transaction with Viasoft, Inc. (the "Company"), the Company and/or its representatives may furnish you or your representatives with certain Confidential Evaluation Material which is either non-public, confidential or proprietary in nature. The term "Confidential Evaluation Material" means any confidential or proprietary information, data or knowledge concerning the Company, regardless of form, which is delivered or disclosed (whether before or after the date hereof) by or on behalf of the Company in writing (whatever the form or storage medium), orally or through visual means, or which you or your Representatives learn or obtain orally, through observation, or through analysis, compilation or other study of such information, data or knowledge. The term "Representatives" means you, your officers, directors, agents, attorneys, accountants, financial advisors and employees. In consideration of and as a condition to the Company furnishing you with the Confidential Evaluation Material, you agree that:

       1. The Confidential Evaluation Material will be kept confidential and shall not, without the Company's prior written consent, be disclosed by you or by your Representatives in any manner whatsoever, in whole or in part, and shall not be used by you or your Representatives for any purpose whatsoever other than to evaluate and implement a possible transaction with the Company. You agree to safeguard the Confidential Evaluation Material using measures that are equal to the measures used to safeguard your own confidential information of comparable value, but in no event less than reasonable care.

       2. You agree to reveal the Confidential Evaluation Material only to your Representatives who need to know the Confidential Evaluation Material for the purpose of evaluating the potential transaction described above, who are informed by you of the confidential nature of the Confidential Evaluation Material and who shall agree to act in accordance with the

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terms and conditions of this Agreement. You shall be responsible for any breach of this Agreement by your Representatives.

       3. Without limiting the generality of the other provisions hereof, you agree that the Confidential Evaluation Material will not be used by you or any of your Representatives in any way detrimental to the Company, including, without limitation, to the competitive disadvantage of the Company.

       4. Without the Company's prior written consent, except as required by law (subject to Paragraph 7 below), you and your Representatives will not disclose to any person the fact that the Confidential Evaluation Material has been made available, that discussions or negotiations are taking place or have taken place concerning a potential transaction involving your firm and the Company or any of the terms, conditions or other facts with respect to any such potential transaction, including the status thereof. The term "person" as used in this Agreement will be interpreted broadly to include, without limitation, any corporation, partnership or individual.

       5. All copies of the Confidential Evaluation Material, except for that portion of the Confidential Evaluation Material which consists of analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives, will be returned to the Company immediately upon its request. That portion of the Confidential Evaluation Material which consists of analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives will be destroyed immediately upon the Company's request and such destruction will be certified in writing to the Company. Any oral Confidential Evaluation Material will continue to be subject to the terms of this Agreement. The return of the Confidential Evaluation Material or the termination of discussions between the parties shall not relieve your confidentiality and use restrictions in this agreement. All such obligations shall survive the termination of such discussions.

       6. The term "Confidential Evaluation Material" shall not include such portions of the Confidential Evaluation Material disclosed or furnished by or on behalf of the Company which (i) are or become generally available to the public other than as a result of a disclosure by you or your Representatives, or (ii) become available to you from a third party who is not, as a result of such disclosure to you, in breach of any confidentiality obligation to the Company, or (iii) were in your possession at the time of disclosure and were not acquired from the Company on a confidential basis.

       7. In the event that you or anyone to whom you transmit the Confidential Evaluation Material pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Evaluation Material, you will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, you will furnish only that portion of the Confidential Evaluation Material which you are advised by opinion of counsel is legally required and will exercise your best efforts to obtain reliable



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assurance that confidential treatment will be accorded the Confidential
Evaluation Material by the person to whom it is disclosed.

       8. We each agree that unless a definitive agreement between the Company and you with respect to a transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this or any written or oral expression with respect to such a transaction by the Company, you or our respective directors, officers, employees, or any other representatives except, in the case of this Agreement, for the matters specifically agreed to herein.

       9. You acknowledge that neither the Company nor its representatives has made any express or implied representation or warranty as to the accuracy or completeness of the Confidential Evaluation Material, and you expressly disclaim any and all liability that may be based on the Confidential Evaluation Material, errors therein or omissions therefrom. You agree that you are not entitled to rely on the accuracy or completeness of the Confidential Evaluation Material and that you shall be entitled to rely solely on the representations and warranties made to you in any definitive agreement executed and delivered by the Company and you in connection with a transaction.

       10.    Without the Company's prior written consent, for a period of two
(2) years from the date of this letter, neither you nor any of your subsidiaries will directly or indirectly solicit for employment, employ or otherwise contract for the services of any person that is introduced to and/or interviewed by you in connection with these discussions who is now employed (either as an employee or full-time consultant) by the Company, other than persons whose employment shall have been terminated by the Company and/or its successors prior to the date of such solicitation.

       11. The Company is publicly held and, accordingly, you agree to certain additional undertakings as follows:

              a. You hereby acknowledge that you are aware that applicable law imposes certain restrictions on the purchase and sale of securities of an issuer such as the Company by a person who has received non-public Confidential Evaluation Material such as is contemplated by this letter, and you agree to abide by such law.

              b. For a period of two years after the date hereof, you will not directly or indirectly (1) acquire, or agree, offer, seek or propose to acquire, "beneficial ownership" (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, or participate as a member of a "group" (as such term is used in Rule 13d-5 thereunder) or otherwise in any transaction involving, more than 5% (by value or voting power) of any class of the Company's outstanding equity securities, (2) solicit proxies or participate in any "proxy solicitation" (as defined by Rule 14a-1(l) thereunder) with respect to the Company, (3) participate in any other transaction or activity whereby the Company (or any significant portion of the Company's assets or securities) is acquired or controlled or sought to be acquired or controlled by any person or entity, (4) induce or seek to induce



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       any other person or "group" (as defined above) to initiate or continue any of the actions described in this paragraph, (5) seek or propose (or request permission to propose) to influence or control the management or policies of the Company, (6) enter into discussions, negotiations, arrangements or understandings with any other person or "group" (as defined above) with respect to any matter described in this paragraph,
       (7) request the Company or its board of directors, officers, employees or agents to amend or waive any provisions of this paragraph, or (8) take any action with respect to the matters described in this paragraph that requires public disclosure.

       12. You acknowledge that serious damage could result to the Company if any of the Confidential Evaluation Material is disclosed to any third party other than as provided herein and that such Confidential Evaluation Material has been furnished to you subject to, and in consideration of, your agreement that you will maintain its confidentiality as intended herein. As a result, remedies at law may be inadequate to protect against breach of this Agreement, and you hereby in advance agree to the granting of equitable relief in the Company's favor, including injunction and specific performance, without proof of actual damages, in addition to any other remedies the Company may have.

       13. This Agreement shall be governed and construed in accordance with the internal laws of the State of Arizona. This Agreement sets forth our entire agreement with respect to the subject matter hereof and it may not be changed or terminated unless in writing signed by the Company and you.

       If the foregoing correctly sets forth our agreement, will you kindly sign and return the enclosed copy of this letter, which will constitute our agreement with respect to its subject matter. By execution and delivery of this Agreement, you represent and warrant that it has been duly authorized by all necessary corporate action and that the person signing this Agreement is duly authorized to do so.

                                  Very truly yours,

                                  Viasoft, Inc.

                                  /s/ Steven D. Whiteman
                                  -----------------------------------
                                  Steven D. Whiteman
                                  President and Chief Executive Officer

ACCEPTED AND AGREED:

ALLEN SYSTEMS GROUP, INC.

  /s/ Kristine Rieger
-----------------------------
Name:    Ms. Kristi Rieger
Title:   Sr. Vice President of M&A and General Counsel